Exhibit 5.2

201 ST. CHARLES AVENUE NEW ORLEANS, LOUISIANA 70170-5100 504-582-8000 FAX 504-582-8583 www.joneswalker.com

April 3, 2015

Conn’s Inc.

4055 Technology Forest Boulevard, Suite 210

The Woodlands, Texas 77381

Ladies and Gentlemen:

We have acted as special Louisiana counsel to Conn’s, Inc., a Delaware corporation (the “Issuer”), and CAI Credit Insurance Agency, Inc., a Louisiana corporation (the “Guarantor”), in connection with matters related to the issuance of the Exchange Guarantees (as defined below) by the Guarantor, which are being issued in connection with the Issuer’s offer to exchange up to $250,000,000 in aggregate principal amount of its 7.250% Senior Notes due 2022 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 7.250% Senior Notes due 2022 that were issued on July 1, 2014 (the “Initial Notes” and together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission (the “SEC”) on April 3, 2015 (the “Registration Statement”). Pursuant to the Indenture (the “Indenture”), dated as of July 1, 2014, among the Issuer, the guarantors named therein and U.S. Bank National Association, a national banking association (the “Trustee”), the Exchange Notes will be unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Exchange Guarantees”). All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.

You are aware, and we hereby confirm, that we have not represented the Issuer or the Guarantor with respect to the preparation, negotiation, execution or filing of the Indenture, the Exchange Notes, the Registration Statement, or any documents ancillary thereto or transactions contemplated thereby. We have been retained by the Issuer and the Guarantor for the sole and limited purpose of rendering the opinions set forth herein. By your acceptance of this opinion, you acknowledge the foregoing and confirm that you have consented to the rendering of the opinions set forth herein by this firm in light thereof.

In connection with rendering the opinions expressed below, we have examined and relied upon copies of (1) the Indenture, which will be filed with the SEC as an exhibit to the Registration Statement; (2) an Unanimous Written Consent of the Board of Directors of the

April 3, 2015

Guarantor, dated as of June 22, 2014 (the “Unanimous Written Consent”); (3) the Articles of Incorporation of the Guarantor, dated as of June 29, 1998; (4) the Bylaws of the Guarantor, dated as of July 7, 1998; (5) a certificate of incorporation of the Guarantor issued by the Louisiana Secretary of State, dated as of June 29, 1998; (6) a certificate of good standing of the Guarantor issued by the Louisiana Secretary of State, dated as of March 27, 2015; (7) a certificate of existence of the Guarantor issued by the Louisiana Secretary of State, dated as of March 31, 2015; (8) the Guarantor Secretary’s Certificate, dated April 3, 2015 (the “Secretary’s Certificate”); and (9) such other instruments as we have deemed relevant and necessary to enable us to express the opinions hereinafter set forth.

In connection with our examination of such documents, we have assumed without independent investigation or verification (i) that each of the documents and instruments reviewed by us has been duly authorized, executed and delivered by each of the parties thereto (other than the Guarantor) and is enforceable against such parties in accordance with the terms thereof; (ii) the authenticity of all documents and instruments submitted to us as originals; (iii) the conformity to the originals of all documents and instruments submitted to us as electronic, conformed, certified or photostatic copies; (iv) the accuracy and completeness of all corporate and other records made available to us by the Issuer and the Guarantor; (v) the absence of any other documents, instruments, records, agreements, course of prior dealings or understandings that alter, modify or change in any way the terms of any documents, records or agreements provided to or reviewed by us or the validity or accuracy of the representations made to us orally or as set forth in any documents, instruments, records or agreements provided to or reviewed by us; (vi) the genuineness of all signatures on all documents and instruments examined by us; (vii) that adequate consideration and value have been given for the obligations incurred pursuant to the Indenture; (viii) the power and legal capacity of all persons who have executed documents reviewed by us hereunder; (ix) that the individuals executing the Unanimous Written Consent constituted all of the duly elected and authorized directors of the Guarantor; and (x) that the Indenture is a valid and legally binding obligation of the Trustee. We express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

The Guarantor has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Louisiana;

The Guarantor has and had the corporate power and authority to execute and deliver the Indenture, and issue the Exchange Guarantees, and perform its obligations thereunder;

The Indenture has been duly authorized, executed and delivered by the Guarantor;

The Exchange Guarantees have been duly authorized by the Guarantor; and

April 3, 2015

The execution and delivery of the Indenture and the issuance of the Exchange Guarantees by the Guarantor and the performance by the Guarantor of its obligations thereunder do not violate any Louisiana law, rule or regulation applicable to such Guarantor.

The opinions expressed herein are limited to the effect of the laws of the State of Louisiana. We do not express any opinion herein concerning any law other than the laws of the State of Louisiana. This opinion is limited in all respects to Applicable Law that has been published and is generally available in a format which makes legal research reasonably feasible. As used in this letter, the phrase “Applicable Law” shall mean the internal laws of the State of Louisiana which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture. No opinion is expressed as to the effect of any other laws of the State of Louisiana, or the laws of any other jurisdiction, including but not limited to the federal laws of the United States.

We undertake no obligation, and hereby disclaim any obligation, to update or supplement this opinion letter with respect to subsequent changes in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. This letter expresses our legal opinion as to the foregoing matters based upon our professional judgment at this time.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion letter may be relied upon by Sidley Austin LLP, as if it were addressed to it, in rendering its opinion in connection with the registration of the Exchange Notes and the Exchange Guarantees and the issuance of the Exchange Notes and the Exchange Guarantees as described in the Registration Statement.

Sincerely,

JONES WALKER LLP